Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:	Vincent A. Paccapaniccia
Chief Financial Officer
(215) 569-9900
FOR IMMEDIATE RELEASE
January 25, 2016
CSS INDUSTRIES, INC. REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2015
CSS Industries, Inc. (NYSE:CSS) announced today its results of operations for the three and nine months ended December 31, 2015. Sales for the third quarter of fiscal 2016 decreased 0.4% to $104,568,000 from $104,993,000 in the third quarter of fiscal 2015, as lower sales of craft ribbon, Christmas cards and tags more than offset higher shipments of Christmas bows and ribbon, largely due to the previously announced acquisition of Hollywood Ribbon Industries, Inc., and earlier shipping of Easter products. Income before income taxes for the third quarter of fiscal 2016 was $15,191,000 compared to $15,142,000 in the third quarter of fiscal 2015. Net income for the third quarter of fiscal 2016 was $9,664,000, or $1.06 per diluted share, versus $9,768,000, or $1.04 per diluted share, in the third quarter of fiscal 2015.

Sales for the first nine months of fiscal 2016 increased 0.4% to $260,273,000 from $259,342,000 in the first nine months of fiscal 2015, primarily due to higher sales of Christmas bows and ribbon, largely due to the previously announced acquisition of Hollywood Ribbon Industries, Inc., and earlier shipping of Easter products, largely offset by lower sales of Christmas cards and tags and craft ribbon. Income before income taxes for the first nine months of fiscal 2016 was $28,106,000 compared to $28,569,000 in the first nine months of fiscal 2015. Net income for the first nine months of fiscal 2016 was $17,825,000, or $1.92 per diluted share, versus $18,290,000, or $1.95 per diluted share, in the first nine months of fiscal 2015.

CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, journals, boxed greeting cards, classroom exchange Valentines, gift tags, gift bags, gift card holders, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, infant and wedding photo albums, stationery, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2015 and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three and nine months ended December 31, 2015 and 2014 and condensed consolidated balance sheets as of December 31, 2015, March 31, 2015 and December 31, 2014 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014

Sales	$104,568	$104,993	$260,273	$259,342
Costs and expenses
Cost of sales	69,380	68,670	174,852	173,023
Selling, general and administrative expenses	19,967	21,102	57,367	57,754
Interest expense (income), net	39	43	(43)	39
Other (income) expense, net	(9)	36	(9)	(43)

	89,377	89,851	232,167	230,773

Income before income taxes	15,191	15,142	28,106	28,569

Income tax expense	5,527	5,374	10,281	10,279

Net income	$9,664	$9,768	$17,825	$18,290

Net income per common share:
Basic	$1.07	$1.05	$1.94	$1.96
Diluted	$1.06	$1.04	$1.92	$1.95

Weighted average shares outstanding:
Basic	9,037	9,331	9,175	9,321
Diluted	9,126	9,420	9,271	9,403

Cash dividends per share of common stock	$0.18	$0.15	$0.54	$0.45

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2015	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$25,248	$36,429	$48,163
Short-term investments	59,735	69,845	39,802
Accounts receivable, net	78,978	42,052	84,713
Inventories	67,079	65,491	62,536
Deferred income taxes	4,321	4,375	3,783
Other current assets	9,834	11,235	11,807
Total current assets	245,195	229,427	250,804
Property, plant and equipment, net	26,592	25,493	25,775
Deferred income taxes	—	582	1,776
Other assets
Goodwill	15,820	15,820	15,075
Intangible assets, net	31,132	33,048	26,594
Other	5,611	5,103	4,247
Total other assets	52,563	53,971	45,916
Total assets	$324,350	$309,473	$324,271
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$17,707	$12,917	$18,233
Accrued payroll and other compensation	8,301	9,054	8,075
Accrued customer programs	4,422	4,042	5,593
Accrued income taxes	4,755	745	4,097
Other current liabilities	9,927	8,247	10,760
Total current liabilities	45,112	35,005	46,758
Deferred income taxes	631	—	—
Long-term obligations	4,494	4,213	4,772
Stockholders’ equity	274,113	270,255	272,741
Total liabilities and stockholders’ equity	$324,350	$309,473	$324,271